Exhibit 99.2

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Quintana Maritime Limited

Pandoras 13 & Kyprou Street

166 74 Glyfada

Greece

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated January 29, 2008, as Appendix C to, and to the reference thereto under the caption “SUMMARY - Quintana’s Financial Advisor Has Delivered an Opinion to the Board of Directors of Quintana that the Consideration to be received in the Merger was Fair, from a Financial Point of View, to Quintana Shareholders” and “THE MERGER- Opinion of Quintana’s Financial Advisor” in the Proxy Statement relating to the proposed merger involving Quintana Maritime Limited and Excel Maritime Carriers Ltd., which Proxy Statement/Prospectus forms a part of the Registration Statement on Form F-4 of Excel Maritime Carriers Ltd. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

February 15, 2008